   As filed with the Securities and Exchange Commission on October 23, 1996
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                            ----------------------

                        LASERMASTER TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

          Minnesota                                        41-1612861
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

                              7090 Shady Oak Road
                         Eden Prairie, Minnesota 55344
                                 (612) 941-8687

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Michael Knight, Esq.              Copies to:      Thomas Martin, Esq.
       General Counsel                                Dorsey & Whitney LLP
  LaserMaster Technologies, Inc.                      Pillsbury Center South
     7090 Shady Oak Road                              220 South Sixth Street
  Eden Prairie, Minnesota 55344                     Minneapolis, Minnesota 55402
        (612) 943-3233                                    (612) 340-8706

(Name, address, including zip code,  and telephone number, including area code, of agent for service)

                            ----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                      Proposed        Proposed
    Title of Each        Amount       Maximum          Maximum       Amount of
 Class of Securities     to be     Offering Price     Aggregate     Registration
  to be Registered     Registered    Per Share*    Offering Price*      Fee
--------------------------------------------------------------------------------
  Common Stock
  ($.01 par value)       518,530       $5.25        $2,722,283         $939
================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on October 22, 1996 as reported on the Nasdaq Stock Market.

                            ----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, dated October 23, 1996
PROSPECTUS

                        LASERMASTER TECHNOLOGIES, INC.
                                  __________

                               518,530 SHARES OF
                                 COMMON STOCK
                               ($.01 PAR VALUE)
                                  __________

     This Prospectus relates to up to an aggregate of 518,530 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of LaserMaster Technologies, Inc., a Minnesota corporation ("LMT" or the "Company"), that may be sold from time to time by Marubeni International Electronics Corporation (the "Selling Shareholder"). See "Selling Shareholder." The Shares have been, or will be, acquired upon conversion of a convertible subordinated debenture held by the Selling Shareholder. The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including the Company's legal and accounting fees.

     Any or all of the Shares may be offered from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock is traded on the Nasdaq National Market under the symbol "LMTS." On October 22, 1996, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $5.25 per share.

                             ____________________

          FOR INFORMATION CONCERNING CERTAIN RISKS RELATED TO THIS OFFERING,
             SEE ''RISK FACTORS'' BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
                             ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ____________________

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is ________, 1996.


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment.  A       +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor + + may offers to buy be accepted prior to the time the registration statement + + becomes effective. This prospectus shall not constitute an offer to sell + + or the solicitation of an offer to buy nor shall there be any sale of these + + securities in any State in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the securities laws of +
+ any such State.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of the Company is listed on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

          (a) the Annual Report on Form 10-K for the year ended June 30, 1996;

          (b) the description of LMT's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Michael Knight, General Counsel, LaserMaster Technologies, Inc., 7090 Shady Oak Road, Eden Prairie, Minnesota 55344 or by telephone to (612) 941-8687.

                                 RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in or incorporated by reference into this Prospectus before purchasing the Common Stock offered hereby. This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ significantly from those projected in the forward-looking statements as a result, in part, of the risk factors set forth below. In connection with the forward-looking statements which appear in these disclosures, prospective purchasers of LMT Common Stock offered hereby should carefully review the factors set forth below.

     Cash Needs. Although the Company has a credit agreement with a commercial finance company that has adequately financed its cash requirements in the past, net operating losses in fiscal 1996 and manufacturing and inventory requirements for current and new printer engines have resulted in a need for additional financing. In September 1996, projected cash requirements in excess of available sources required the issuance of private placements of common stock and warrants to purchase common stock in the Company. There can be no assurances that cash availability under the credit agreement and proceeds from the private placements will be adequate, or that other sources of financing would be available to the Company on favorable terms or at all, if the Company's operations are further affected by declining revenue from existing product lines, or introduction difficulties with new product lines, or by market conditions in general. In addition, there can be no assurance that the Company can achieve profitability on a quarterly or annual basis in the future.

     Product Development and Technological Change. The pre-press and wide-format color printing industries are highly competitive and are characterized by frequent technological advances and new product introductions and enhancements. Accordingly, the Company believes that its future success depends upon its ability to enhance current products, to develop and introduce new and superior products on a timely basis and at acceptable pricing, to respond to evolving customer requirements, and to design and build products which achieve general market acceptance. Any quality, durability or reliability problems with such new products, regardless of materiality, or any other actual or perceived problems with new Company products could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise with respect to any existing products or that even in the absence of such problems, the Company's products will achieve market acceptance. In addition, the market anticipation or the announcement of new products and technologies could cause customers to defer purchases of the Company's existing products, which could have a material adverse effect on the Company's business and financial condition. The Company is currently undertaking a number of development projects. Although the Company has had successes introducing new products, some products have experienced limited market acceptance, the introductions of some products have been delayed, and the quality and reliability reputation of certain products may unfavorably affect new products. There can be no assurance that the Company will be successful with future product introductions, that future market introductions will be timely and competitive, that future products will be priced appropriately, or that future products will achieve market acceptance. The Company's inability to achieve market acceptance, for technological or other reasons, could have a material adverse effect on the Company's financial condition.

     Various potential actions by any of the Company's competitors, especially those with a substantial market presence, could have a material adverse effect on the Company's business, financial condition and results of operations. Such actions may include reduction of product price, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions. Additionally, a competitors entry into the wide-format market in such ways as to compete more directly and effectively with the Company's products could adversely affect operational results.

     Competition. The computer printer industry is intensely competitive and rapidly changing. Some of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater technical resources, more established and larger sales and marketing organizations, greater name recognition, larger customer bases and significantly greater financial resources than the Company. Suppliers of large-format print engines and systems compete on the basis of print quality, color, print time, print size, product features, including ease of use and service, and price. Competitive product sales practices such as price reductions, increased promotion, product giveaways and bundling, or announcement or accelerated introduction of new or enhanced products could have a material adverse effect on the sales and financial condition of the Company. New product introductions and changes in pricing structure by competitors have had, and can be expected to continue to have, a significant impact on the demand for the Company's products. In particular, the high-resolution laser printer market in which the Company's plain-paper typesetters compete has become increasingly competitive as the resolution of commodity laser printers sold for general purpose business printing, such as those manufactured by Hewlett-Packard, has improved. The Company anticipates decreasing demand for its products in this market and decreasing revenue from sales of plain-paper typesetting products. In addition, the manufacturer of the printing engine for the Company's DisplayMaker Professional sells its own branded products in direct competition with the Company's products and continues to sell its engines to other systems integrators and distributors that compete directly with the Company. Also, it is possible that the companies that supply the Company with consumable products such as ink and media will compete with the Company by selling directly to users or sell to competitors who may offer the products to the users. Further, a number of competitors have introduced consumables which they allege to be compatible with the Company's products and have priced the consumables below the LaserMaster-branded consumables. Although the Company believes that its Big Color products possess certain advantages over the competitors' products, the increased competition has impacted sales volumes and margins and may continue to impact volumes and margins in the future. The Company has generally competed in these markets by introducing technologically advanced products that create new market demand and products which offer optimum performance characteristics. There can be no assurance that the Company will be able to continue to innovate to the extent necessary to maintain a competitive advantage in these markets or that other competitors will not achieve sufficient product performance with products offering better pricing or other competitive features.

     The Company's PressMate-FS, DisplayMaker Express and DesignWinder products are based on relatively new technology, are complex and must be reliable and durable to achieve market acceptance and enhance revenue opportunities. Development and production of new, complex technologies and products often have associated difficulties and delays. Consequently, customers may experience reliability and durability problems that arise only as the product is subjected to extended use over a prolonged period of time. The Company and certain DisplayMaker Express users have encountered operational problems which the Company is addressing. However, given the recent introduction of several new engines, there can be no assurance that the Company has successfully resolved these operational problems or that the Company will successfully resolve any future problems in the manufacture or operation of the DisplayMaker Express printers or any new product. Failure by the Company to resolve manufacturing or operational problems with the DisplayMaker Express printer or any new product in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Component Availability and Costs. Certain components used in the Company's current and planned products, including printer marking engines and other printer components, are currently available from sole sources, and certain other components are available from only a limited number of sources. The Company has in the past experienced delays as a result of the failure of certain suppliers to meet requested delivery schedules and standards of product performance and quality. In addition, recent losses from operations of the Company have restricted cash availability and the ability to keep supplier debt current or within the established credit limits. The requirement to bring certain component suppliers' debt obligations current, or other restrictions in credit terms of such component suppliers, could result in an inability to manufacture certain product lines and thereby adversely affect the financial performance of the Company. The Company's inability to obtain sufficient supply of components, or to develop alternative sources, could result in delays in product introductions, interruptions in product shipments or the need to redesign products to accommodate substitute components, any of which could have a material adverse effect on the Company's operating results. A substantial portion of the total manufacturing cost of the Company's typesetting and Big Color products is represented by certain components, particularly dynamic random access memory chips ("DRAMs"), the prices of which have fluctuated significantly in recent years. Significant increases or decreases in the price or reductions in the availability of DRAMs or other components, could have a material affect on the Company's operating results.

     In addition, the Company is dependent upon a third-party supplier for the inkjet engine used in its DisplayMaker Professional product. The Company believes that it will be able to purchase adequate inventory of current and future versions of the supplier's print engines to meet its requirements for integration into the DisplayMaker product line. Nevertheless, there can be no assurances that the supplier will make its print engines available on the same terms as the current print engine or that the Company will be able to successfully integrate product revisions into the Company's product line in the time frame required to minimize competitive sales pressures in the marketplace.

     The Company is also dependent on a sole source supplier for the printheads used in DisplayMaker Express. The Company has experienced availability and quality issues with this supplier that have affected shipping schedules and customer satisfaction and have negatively impacted operating results in the past. There can be no assurance that this supplier will be able to meet the Company's production requirements in the future or that the quality of the product will be acceptable.

     The Company sells consumable print media and inks for use with its Big Color product line, and film used with the PressMate-FS. The Company depends on the availability of consumable products to support its installed base of print engines. There is no assurance that the suppliers of these consumables will continue to offer their products to the Company, or that the consumable products will continue to be available to the company at the same quarterly, pricing and terms. The unavailability of consumable products or negative changes in quality could adversely impact the market acceptance of the Company's new and existing products, and may adversely affect sales of consumables.

     Uncertainty Regarding Development of Wide-Format Market; Uncertainty Regarding Market Acceptance of New Products. The Wide-Format market is relatively new and evolving. The Company's future financial performance will depend in large part on the continued growth of this market and the continuation of present large-format printing trends such as use and customization of large-format advertisements, use of color, transferring of color images onto a variety of substrates, point-of-purchase printing, in-house graphics design and production and the demand for limited printing runs of less than 200 copies.
The failure of the Wide-Format market to achieve anticipated growth levels or a substantial change in large-format printing customer preferences could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in a new market, customer preferences can change rapidly and new technology can quickly render existing technology obsolete. Failure by the Company to respond effectively to changes in the Wide-Format market, to develop or acquire new technology or to successfully conform to industry standards could have a material adverse effect on the business, financial condition and results of operations of the Company.

     The Company's products currently target the high-performance production segment of the Wide-Format printing market. The future success of the Company will likely depend on its ability to develop and market new products that provide superior performance at acceptable prices within this segment. In addition, the Company's future success will likely depend on the Company's ability to successfully introduce lower-cost products aimed at a broader segment of the Wide-Format market. Any quality, durability or reliability problems with such new products, regardless of materiality, or any other actual or perceived problems with new Company products, could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise or that, even in the absence of such problems, new Company products will receive market acceptance. In addition, the announcement by the Company of new products and technologies could cause customers to defer purchases of the Company's existing products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Fluctuations in Quarterly Operating Results. The Company's quarterly results of operations have fluctuated and are expected to continue to fluctuate significantly. These fluctuations have been caused by various factors, including: the timing of new product announcements; product introductions and price reductions by the Company and its competitors; the availability and cost of key components and materials for the Company's products; fluctuations and availability in customer financing; the relative percentages of sales of consumables and printer architectures; risks related to international sales and trade; and general economic conditions. In addition, the Company's operating results are influenced by the seasonal buying patterns of its customers, which have in the past generally resulted in reduced revenues and earnings during the Company's first fiscal quarter. Further, the Company's customers typically order products on an as-needed basis, and virtually all of the Company's sales in any given quarter result from orders received in that quarter. Certain products require significant capital expenditures, causing some customers to delay their purchasing decision. Delays in purchases of low volume, high-cost printers may cause significant fluctuations in the sales volume for a given period. Also, the Company's manufacturing plans, sales staffing levels and marketing expenditures are primarily based on sales forecasts. Accordingly, deviations from these sales forecasts may cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. Historically, a large percentage of orders have been received and shipped near the end of each month. If anticipated sales and shipments do not occur, expenditure and inventory levels may be disproportionately high and operating results could be adversely affected.

     Dependence on Consumables Revenues. The Company anticipates it will derive an increasing percentage of its revenues and operating income from the sale of ink, paper, film and other consumables to its customers. To the extent sales of the Company's consumables are reduced because its customers are unsuccessful in marketing their own printing services, or substitute third-party consumables for those of the Company, the Company's results of operations could be adversely affected. Further, although the Company's consumables are manufactured specifically to operate with its printing products to produce optimum results, there can be no assurances that other manufacturers of printing inks and papers will not develop products that can be sold and compete with the Company's printing products, or that other products will not produce results which are satisfactory to the customer at a lower cost. The Company alleges that at least one manufacturer has improperly used the Company's trade secrets to commence such competition. Although the Company has commenced legal action against such manufacturer for misappropriation of trade secrets, there can be no assurances that other manufacturers will not independently and legitimately develop competing consumable products. In addition, limitations in the availability of sole source consumables or changes in credit or trade terms from sole sources could adversely affect the sales of consumables.

     Intellectual Property and Proprietary Rights. The Company's ability to compete effectively will depend, in part, on its ability to maintain the proprietary nature of its technologies through patents, copyrights and trade secrets. Important features of the Company's products are incorporated in proprietary software, some of which is licensed from others and some of which is owned by the Company. The Company attempts to protect its proprietary software with a combination of patents, copyrights, trademarks and trade secrets, employee and third-party nondisclosure agreements and other methods of protection. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse-engineer or obtain and use information that the Company regards as proprietary. Further, the Company's intellectual property may not be subject to the same level of protection in all countries where the products are sold. There can be no assurance that the measures taken by the Company will be adequate to protect the intellectual property or that others will not independently develop or patent products similar or superior to those developed, patented or planned by the Company.

     The Company has been granted three United States patents for inventions related to its TurboRes(R) approach to enhancing the vertical resolution of conventional laser printer engines and three United States patents relating to the Company's Big Ink(TM) Delivery System. Additional patent applications are pending relating to the Company's TurboRes, ThermalRes(TM), FastPort(TM), Big Ink Delivery System, oversized A3 printing, high-resolution imaging and image enhancement and wide-format printing technologies and techniques. There can be no assurance that patents will be issued from any of these pending applications, although the ThermalRes process and mechanical aspects of the PressMate engine received U.S. patent coverage during May 1996. With regard to current patents or patents that may be issued, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or that issued patents will not be challenged, invalidated or violated, requiring expenditures of cash to pursue and enforce the Company's rights in the patented technology. Applications to patent the basic TurboRes, ThermalRes and Big Ink Delivery System approaches and related technologies have been filed in selected foreign countries. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and there can be no assurance that foreign patents will be granted as a result of these applications. Furthermore, even if these patent applications result in the issuance of foreign patents, some foreign countries provide significantly less patent protection than the United States. Although the Company has not received any notices from third parties alleging intellectual or proprietary property infringement, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to expend funds defending such claims or requiring the Company to enter into royalty arrangements on such terms as may be available, which may adversely affect financial performance of the company. Any claim that the Company's current or future products or manufacturing processes infringes on the proprietary rights of others, with or without merit, could result in costly litigation which could adversely affect the financial performance of the company.

     The Company is actively pursuing development of new and unique print solutions and processes, media and inks. Although the research and development process involves an analysis of protected proprietary rights in any technology that is being pursued, there is no assurance that competitors or others will not interpret any such products or processes developed by the Company as violating protected intellectual rights and pursue legal action, which could be costly and may affect the financial performance of the Company. In addition, although the Company does not have any knowledge of violations of its intellectual property rights, there can be no assurance that the Company will not be forced to take action to protect its intellectual property portfolio. Such enforcement activity could require the expenditure of significant cash resources and could affect the financial performance of the Company.

     Although the Company has not received notices from third parties alleging infringement claims that the Company believes would have a material adverse effect on the Company's business, there can be no assurance that third parties will not claim that the Company's current or future products or manufacturing processes infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into a royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

     There can be no assurance that others will not independently develop similar products, duplicate the Company's products or design products that circumvent any patents used by the Company. No assurance can be given that the Company's processes or products will not infringe patents or proprietary rights of others or that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the company does not obtain such licenses, it could encounter delay in product introductions while it attempts to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on such patents or in bringing suits to protect the Company's patents against infringement. If the outcome of any such litigation is adverse to the Company, the Company's business could be adversely affected.

     Litigation and Litigation Costs. The Company and three of its officers are currently subject to various claims in a securities lawsuit relating to a decline in the market price of the Company's common stock in December 1994. The Company is vigorously contesting the action against itself and its officers. The Company is obligated to indemnify its officers for the costs of their defense and to advance such costs prior to final disposition to the extent that such indemnification is requested and to the extent certain statutory requirements are met.

     Further, the Company has instituted action against a competitor for patent infringement, misappropriation of trade secrets and other causes of action. The competitor counter-claimed for false advertising, patent misuse, and unfair competition by LaserMaster. The Company believes these counter-claims are without merit. Such competitor has also published an allegation that the Company's consumables sales practices are in violation of trade and antitrust laws. Although the Company does not believe any of its practices violate applicable trade or anti-trust laws, there is no assurance that claims or actions will not be commenced by customers, competitors or governmental authorities based on trade or anti-trust claims which could affect the Company's operations and cash position.

     The Company is also engaged in various actions related to transactional matters, customers credit and product quality and/or warranty issues. Some of these actions include claims against the Company for punitive, exemplary or multiple damages. An award of punitive damages may not bear a direct relationship to the actual or compensatory damages claimed from the Company. Although the Company does not believe there are any actions pending or threatened against the Company which would have a material adverse impact on the financial position of the company, there is no assurance that there will not be an adverse award of multiple punitive or exemplary damages which could adversely affect the cash position of the company.

     Any litigation which the Company is involved may have an adverse impact on the Company's operations and may result in a distraction or diversion of management's attention, thereby adversely affecting the operations by the Company.

     International Operations.  The Company expects that international revenues will continue to represent a substantial portion of its total revenues. International operations are subject to various risks, including exposure to currency fluctuations, political and economic instability, differing economic conditions and trends, unexpected changes in regulatory requirements and tariffs, difficulty in staffing and managing foreign operations, longer customer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences and varying degrees of intellectual
property protection.   Fluctuations in currency exchange rates could result in
lower sales volume reported in U.S. dollars. Fluctuations in foreign exchange rates are unpredictable and may be substantial. From time to time the Company has engaged in limited foreign currency hedging transactions. There can be no assurance that the Company will be successful if it engages in such practices to a significant degree in the future.

     Dependence on Key Personnel. The Company's success depends to a significant extent upon certain key personnel, including Mr. Masters, its Chief Executive Officer and President, and Mr. Lukis, its Chief Technical Officer. The loss of either of these individuals, or other key management or technical personnel, could adversely affect the Company's business. The Company maintains key person life insurance in the amount of $2,000,000, payable to the Company, on each of Mr. Masters and Mr. Lukis. In addition, the Company has certain non-compete and continuation contracts with key personnel, which are currently under review by the Company's Board of Directors in an effort to recruit and retain key personnel. The Company also depends on its ability to attract and retain highly skilled personnel. Competition for employees in this market is high and there can be no assurance that the

Company will be able to attract and retain the employees needed. In addition, past financial performance of the Company may limit the ability to hire and retain management professionals.

     Environmental. The Company is subject to local and federal laws and regulations regarding the use, storage and disposition of inks used with the Company's print products. Although the Company believes it is in compliance with all such laws and regulations, and the Company is not aware of any notice or complaint alleging any violation of such laws or regulations, there can be no assurance that there will not be some accidental contamination, disposal or injury from the use, storage, or disposition of inks or other materials used in the Company's operations. In the event of such accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company's financial condition. In addition, there can be no assurance that the Company will not be required to comply with environmental claims, laws, or regulations in the future which could result in significant costs which could materially adversely affect the Company's financial condition.

     Volatility of Stock Price. The trading price of the Company's common stock is subject to wide fluctuations in response to variations in operating results, changes in the laws or regulations to which the company may be subject, announcements of new products or technological innovations by the Company or its competitors, overall economic conditions and indicators, market conditions unrelated to Company performance, and general conditions in the industry. Factors such as quarterly variation in actual or anticipated operating results, changes in earnings estimates by analysts, and analysts' reactions to Company statements and actions also contribute to stock price fluctuations. In addition, the prices of securities of many high technology companies have experienced significant volatility in recent years for reasons frequently unrelated to the operating performance of the specific companies. These fluctuations may materially affect the market price of the Company's common stock.

     One time in the past, following fluctuations in the market price of the Company's stock, a securities action was commenced alleging that the Company and certain insiders had knowledge of certain material, adverse information about the Company prior to the time that such information allegedly caused a drop in the market price of the stock. Because the Company's stock has historically fluctuated significantly, it is possible that following a significant change in the market price of the stock another securities action could be commenced against the company. Such action, whether commenced by one or more individuals, or by a class of securities holders, could result in substantial costs and diversion of management's attention and resources and thereby cause an adverse effect on the business and financial performance of the Company.


                        LASERMASTER TECHNOLOGIES, INC.

GENERAL

     LaserMaster Technologies, Inc. (the "Company") designs, develops, manufactures and markets wide-format (up to 54") digital color printers and chemical-free filmsetters for professional printing applications. In addition, it sells all related consumables for its installed base of printing products, consisting primarily of ink, media, film, process units and toner. The Company's products combine advanced computer technology with the Company's own sophisticated software, hardware and proprietary print engines to produce professional-quality printed output at an affordable cost. The Company's DisplayMaker(R) Professional, DesignWinder(TM) and DisplayMaker Express Big Color(R) wide-format digital inkjet color printers are designed to be cost-effective solutions for the short-run digital printing of photo-realistic, wide-format color output. The Company's Halon(TM) product provides users with an interface from their print server to various color laser copiers including those produced by Canon, Kodak and Xerox. The PressMate(TM)-FS proprietary desktop chemical-free FilmSetter(TM) is capable of dry film output with effective resolution of 2400 dots per inch. The ColorMark(R) Pro 1600 Print Server is a raster image processor which is capable of supporting a combination of DisplayMaker Professional, DesignWinder and DisplayMaker Express printers,

PressMate-FS Personal FilmSetters(TM), and Halon color laser copier interfaces simultaneously as well as offering time saving features specifically designed for high-volume, production environments. The RIPStation(TM) is an entry-level print server which is capable of supporting one DisplayMaker Professional, one DesignWinder or one PressMate-FS.

     The primary users of the Company's products are commercial printers reprographic service bureaus, photo labs, quick printers, exhibit builders, in-house print shops, printers, publishers, government and educational facilities and corporate marketing departments. Applications include point of purchase signs, trade show exhibit graphics, banners, billboards, courtroom graphics, pre-press proofing (proofs or other quick output to demonstrate concepts for advertising or graphics layouts), digital photo imaging and lighted signage.

     The Company's products are primarily sold through the Company's direct telemarketing sales force, supplemented by a network of dealers and value-added distributors in certain geographic markets throughout the world. The Company's sales efforts are supported by a direct mail marketing program designed to achieve frequent contact with its potential customers. The Company complements its direct mail efforts by advertising in trade journals and by exhibiting regularly at industry trade shows.

     The Company's domestic offices are in Eden Prairie, Minnesota. The Company's European sales subsidiary is headquartered in Amsterdam, The Netherlands.

RECENT DEVELOPMENTS

     The Company introduced its DesignWinder printer at the Seybold conference held September 7 through September 11, 1996. DesignWinder is a drum-based, 36-inch wide, color inkjet printer that was designed by the Company. DesignWinder utilizes an eight printhead station architecture to produce photo-realistic prints, digital art, displays and signage. The high-precision design provides superior dot placement, accuracy and repeatability that the Company does not believe was previously attainable in traditional inkjet plotter-styled devices. The Company expects to commence initial shipments of a limited number of the DesignWinder units to technology partners during the month of October 1996.

     In September 1996, the Company privately placed 2,285,715 shares of its common stock for a purchase price of $4.375 per share, together with warrants to purchase an additional 2,285,715 shares with an exercise price of $7.00 per share, and 410,256 shares at $4.875 per share together with warrants to purchase an additional 471,286 shares at $6.79 per share, for aggregate consideration of $12 million. Of such shares, 1,371,429 shares were sold to Sihl-Zurich Paper Mill on Sihl AG, a Swiss corporation ("Sihl"), for $6 million, $2.2 million of which is represented by a promissory note that was due when a promissory note from a group of entities affiliated with TimeMasters, Inc. (the "TimeMasters Group") was paid, 410,256 shares were sold to General Electric Capital Corporation for $2 million, $1 million of which was represented by a promissory note that was due when the note to the TimeMasters Group was paid, and 914,286 shares were purchased by the TimeMasters Group for $4 million all of which was initially represented by a promissory note. Both Sihl and the TimeMasters Group pledged the shares and warrants they purchased to secure their promissory notes and the TimeMasters Group also secured its notes by a mortgage on real estate. The TimeMasters Group sold real estate investments to finance payment of $2.2 million of its promissory notes in October. After such payment by TimeMasters, Sihl and GECC paid the remaining sums owing under their promissory notes and the securities held as collateral were released. TimeMasters has committed to pay the remaining $1.8 million or offset such amount against obligations of a subsidiary of the Company, by November 15, 1996.

     The warrants issued have a term of eight years and may be exercised at any time. The agreement pursuant to which such shares and warrants were purchased provides for both incidental and demand registration rights for a period of ten years from the closing date of the transaction. Additionally, it provides to Sihl a right to first refusal to purchase a pro rata portion (based on the ratio of number of shares Sihl owns or has the right to purchase to all shares of the Company that are outstanding or subject to options, warrants or convertible securities), of any securities (subject to certain exceptions) that the Company proposes to issue until Sihl's percentage ownership declines below 10%.

     The Company also entered into a strategic alliance with Sihl, a leading manufacturer of specialty papers and coatings. The Company and Sihl will collaborate on research and development and marketing in order to develop new media and specialty coatings which are intended to address the rapid growth of the graphics and photo realistic segments of the inkjet printing industry.


                             SELLING SHAREHOLDERS

     The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholder pursuant to this Prospectus.

                                                Number of
                                             Shares Offered
                      Name                       Hereby
               ----------------------        --------------
               Marubeni International
                 Electronics Corporation....     518,530
-------------

     The Selling Shareholder is a former trade creditor of the Company. On September 12, 1996, and in accordance with a Debenture Exchange and Trade Debt Settlement Agreement, the Selling Shareholder agreed to exchange the principal amount of and any accrued interest on its trade indebtedness ($2,527,829 as of such date) for a Convertible Subordinated Debenture (the "Debenture") of like principal amount. See "Description of the Debenture."

                         DESCRIPTION OF THE DEBENTURE

     The Debenture provides for simple interest at 8% per annum and is payable on the second anniversary of the date of issue. The Debenture is subordinated to all indebtedness of the Company to financial institutions for borrowed money, including indebtedness to the Company's principal commercial lender and to TimeMasters, Inc., an affiliate of the Chief Executive Officer of the Company. The Debenture is prepayable at any time.

     The Debenture is convertible in whole or in part into common stock of the Company at $6.00 per share, at any time that the market price of the Company's Common Stock is less than $6.00 per share. The Debenture is automatically converted at the rate of 30,000 shares a week at the market price of the common stock at any time that the market price equals or exceeds $6.00 per share. Further, in the event that less than a certain threshold number of shares are issued upon conversion of the Debenture during any of the four quarters of calendar 1997, that threshold number of shares will be issued upon automatic conversion of the Debenture in two installments during the first and second weeks after the Company's earnings release in the next following quarter. For all such purposes, the "market price" of the Company's common stock will be equal to the last sale price quoted by the Nasdaq National Market on the last trading day prior to such determination. The threshold amount of shares for the mandatory conversion is 75,000 shares during the quarter ending March 31, 1997, 100,000 during the quarter ending June 30, 1997, 125,000 shares during the quarter ending September 30, 1997 and 150,000 during the quarter ending December 31, 1997.

     The Debenture prohibits the resale of more than 30,000 shares of the common stock acquired upon conversion thereof in any calendar week ending prior to the scheduled maturity of the Debenture, except that up to 50% of the threshold amount of shares may be sold in any weekly period if a portion of the Debenture is converted mandatorily into such number of shares.

          The Debenture obligates the Company to prepare and cause to become effective a registration statement relating to the resale of the common stock acquired upon conversion thereof and to use its best efforts to maintain the registration statement for a period of two years. The Company has agreed to idemnify the selling Shareholder for certain securities law liabilities in connection with such registration statement.

          Pursuant to the Debenture Exchange and Trade Debt Settlement Agreement, and subject to certain conditions, the Company has agreed to pay to the Selling Shareholder, the difference between the principal amount of the Debenture and the sale proceeds received by Marubeni from resale of common stock acquired upon mandatory conversion of the Debenture.


                             PLAN OF DISTRIBUTION

          The Shares will be offered and sold by the Selling Shareholder for its own account. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including the Company's legal and accounting fees.

          The Selling Shareholder may offer and sell the Shares from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholder.

          The Selling Shareholder and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                    EXPERTS

          The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

          The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

===============================================================================

                        No dealer, salesperson or any other person
              has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                                  __________


                               TABLE OF CONTENTS

                                                               Page
                                                               ----


              Available Information............................   2
              Incorporation of Certain Documents By Reference..   2
              Risk Factors.....................................   3
              LaserMaster Technologies, Inc....................   9
              Selling Shareholder..............................  11
              Description of the Debentures....................  11
              Plan of Distribution.............................  12
              Experts..........................................  12
              Legal Matters....................................  12


================================================================================

================================================================================


                                   518,530 Shares




                            LASERMASTER TECHNOLOGIES, INC.



                                     Common Stock



                                     ____________

                                      PROSPECTUS
                                     ____________












                                        , 1996

================================================================================

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC Registration Fee..........  $   872.00
          Accounting Fees and Expenses..    2,000.00
          Legal Fees and Expenses.......    7,000.00
          Miscellaneous.................    1,128.00
                                          ----------
               Total....................  $10,000.00

          All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

          Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.
Article IX of the Bylaws of LMT provides that LMT shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

          LMT also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 16.  LIST OF EXHIBITS

          4.1 Convertible Subordinated Debenture September 12, 1996 (incorporated by reference to Exhibit 10.4 to the Company's Form 10-K for the year ended June 30, 1996)

          4.2 Debenture Exchange and Trade Debt Settlement Agreement dated September 12, 1996 between Marubeni International Electronics Corporation and the Company (incorporated by reference to Exhibit 10.3 to the Company's Form 10-K for the year ended June 30, 1996)

          5      Opinion of Dorsey & Whitney LLP regarding legality.

         23.1    Consent of Deloitte & Touche LLP.

         23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).

         24      Power of Attorney (included on signature page).

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 15, 1996.

                                   LASERMASTER TECHNOLOGIES, INC.


                                   By     /s/ Melvin L. Masters
                                      ----------------------------------
                                          MELVIN L. MASTERS
                                          Chairman, President and
                                          Chief Executive Officer


                               POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Melvin L. Masters and Robert Wenzel, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.



    Signatures                           Title                       Date
    ----------                           -----                       ----

 /s/ Melvin L. Masters    Chairman, President, Chief Executive  October 15, 1996
-------------------------          Officer and Director
      Melvin L. Masters        (principal executive officer)


 /s/ Lawrence J. Lukis           Chief Technical Officer        October 15, 1996
-------------------------               and Director
      Lawrence J. Lukis

 /s/ Timothy Thurn                       Treasurer              October 15, 1996
-------------------------      (principal financial officer
      Timothy Thurn


                                         Director               October   , 1996
-------------------------
      Ralph D. Rolen

                                         Director               October   , 1996
-------------------------
      Jean-Louis Gassee

 /s/ Robert Wenzel                       Director               October 15, 1996
-------------------------
      Robert Wenzel

EXHIBIT INDEX



EXHIBIT      DESCRIPTION                                                   PAGE
  NO.


   5         Opinion of Dorsey & Whitney LLP regarding legality............

   23.1      Consent of Deloitte & Touche LLP..............................